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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
  G. THOMAS GRAVES, III                       (Month/Day/Year)               TOREADOR ROYALTY CORPORATION       (Month/Day/Year)
----------------------------------------                                     (NASDAQ:MMAC)                            N/A
     (Last)     (First)     (Middle)           07/23/98                  -----------------------------------------------------------
                                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
  530 PRESTON COMMONS WEST                 3. I.R.S. Identification           Person(s) to Issuer                Group Filing (Check
  8117 PRESTON ROAD                           Number of Reporting          (Check all applicable)                Applicable Line)
----------------------------------------      Person, if an entity         X   Director       10% Owner          X  Form filed by
             (Street)                         (voluntary)                -----           -----                   --- One Reporting
   DALLAS            TX      75225                                         X   Officer        Other (specify         Person
--------------------------------------     ----------------------------  -----           -----      below)           Form filed by
      (City)      (State)      (Zip)                                     (give title below)                     --- More than One
                                                                          Chief Executive Officer                   Reporting Person
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                                                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 COMMON STOCK                                     NONE                               N/A                      NONE
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)


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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Derivative    ative
                                                                                      Security      Security:
                                                                                                    Direct (D)
                                 -------------------------------------------------                  or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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NONE                             N/A       N/A         N/A               N/A          N/A           N/A          N/A
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Explanation of Responses:

N/A
                                                                                     G. THOMAS GRAVES, III

                                                                                     /s/ G. THOMAS GRAVES, III            7/30/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.          By:  G. Thomas Graves, III
If space provided is insufficient, See Instruction 6 for procedure.                       Chief Executive Officer
                                                                                          Director

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Potential persons who are to respond to the collection of information contained                                   SEC 1473 (7-96)
in this form are not required to respond unless the form displays a currently valid OMB Number.

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